                                  EXHIBIT 99.1

                      FROZEN FOOD EXPRESS INDUSTRIES, INC.
                               401(k) SAVINGS PLAN

              STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS

                           December 31, 2003 and 2002


                                                       2003             2002
                                                   ------------     ------------

Investments                                        $32,054,610      $16,325,132
Participant notes receivable                         1,489,667        1,318,015
Employer contributions receivable                       51,014           58,232
Employee contributions receivable                      135,609          146,816
Other                                                   21,515               --
                                                   ------------     ------------
   Total investments                                33,752,415       17,848,195
                                                   ------------     ------------

Less:
Benefits payable                                     3,557,532        1,691,987
Other                                                   17,651               --
                                                   ------------     ------------
                                                     3,575,183        1,691,987
                                                   ------------     ------------
   Net assets available for plan benefits          $30,177,232      $16,156,208
                                                   ============     ============

     See accompanying notes and report of independent registered public accounting firm.

                      FROZEN FOOD EXPRESS INDUSTRIES, INC.
                              401(k) SAVINGS PLAN

       STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

                    Years Ended December 31, 2003, 2002 and 2001


                                      2003            2002            2001
                                   -------------   -------------   -------------
Investment income:
  Dividend income                  $     44,063    $     67,851    $     94,463
  Interest income                       164,106         187,686         219,148
                                   -------------   -------------   -------------
                                        208,169         255,537         313,611
                                   -------------   -------------   -------------

Administration expense                  (67,908)       (189,212)       (158,408)
Realized gain (loss)                  1,022,083      (1,440,830)     (1,450,177)
Net unrealized appreciation
  in market value of
  investments                        14,554,076       2,630,175       1,519,821
Employee contributions                1,966,932       1,759,504       2,159,034
Employer contributions                  492,169         581,903         991,054
                                   -------------   -------------   -------------
                                     17,967,352       3,341,540       3,061,324

Decrease in fair market
  value of plan benefits
  payable to participants            (4,154,497)     (2,555,376)     (1,547,380)
                                   -------------   -------------   -------------
    Net increase                     14,021,024       1,041,701       1,827,555

Assets transferred to the
  Savings Plan of W&B                        --        (690,383)             --

Net assets available for plan
  benefits at beginning of year      16,156,208      15,804,890      13,977,335
                                   -------------   -------------   -------------
Net assets available for plan
  benefits at end of year          $ 30,177,232    $ 16,156,208    $ 15,804,890
                                   =============   =============   =============

     See accompanying notes and report of independent registered public accounting firm.

                     FROZEN FOOD EXPRESS INDUSTRIES, INC.
                              401(k) SAVINGS PLAN

                         NOTES TO FINANCIAL STATEMENTS

                              December 31, 2003

1.   Description of the Savings Plan
     -------------------------------

     The Frozen Food Express Industries, Inc. 401(k) Savings Plan (the "Savings Plan") is a defined contribution plan covering substantially all employees of Frozen Food Express Industries, Inc. ("FFEX") and its wholly-owned subsidiaries (the "Employer"). The Savings Plan is designed to comply with the Employee Retirement Income Security Act of 1974 ("ERISA") and to allow employees the option of investing in common stock of the Employer or in other investment funds designated by the Savings Plan committee. Participants should refer to the Savings Plan agreement for a more complete description of the Savings Plan's provisions.

     Contributions - Participants may elect to contribute to the Savings Plan through periodic payroll deductions, subject to limits defined by the Savings Plan. Employee contributions, excluding rollovers, amounted to $1,634,013, $1,665,054, and $2,126,687, in 2003, 2002, and 2001,
     respectively. In addition, Employer cash contributions to the Savings Plan amounted to 0, $1,084, and $928,615 in 2003, 2002 and 2001, respectively.
     During 2003, 2002, and 2001, 133,674, 243,028 and 29,059 shares, respectively of FFEX stock, valued at $492,169, $580,819 and $62,439, respectively were contributed to the Savings Plan.

     Eligibility - An Employee who completes 90 days of employment with an Employer may enter the Savings Plan on the first business day of the month thereafter.

     Participants' accounts - Each Participant account is credited with the Participant's contributions and an allocation of (a) the Employer's contributions, and (b) plan earnings. Allocations of plan earnings are based on Participants' account balances, allocation of Employers' contributions are based on Participants' quarterly contributions, and allocations of forfeitures are based on the participants' annual compensation.

   Participant Notes Receivable - Participants may borrow from their fund accounts an amount not to exceed the lesser of $50,000 or 50% of the Participant's vested account balance. Loan transactions are treated as a transfer to (from) the investment fund and from (to) Participant Notes Receivable. Loan terms range from one to five years or up to ten years for the purchase of a primary residence. The loans are secured by the balance in the participant's account and bear interest at a reasonable rate as determined by the Savings Committee. The interest rates charged for loans made in 2003 and 2002 ranged from 5.00% to 5.75%, respectively. Principal and interest payments are due in substantially level amortized payments payable not less than quarterly through payroll deductions.

   Vesting - Upon termination of employment, participants are entitled to receive 100% of their contributions and any earnings thereon. Participants' benefits from Employer contributions begin to vest subsequent to completion of three years of credited service and vest 100% at completion of seven years of credited service as defined by the Savings Plan.

     Investment options - During each of the three years ending December 31, 2003, Participants could direct employee contributions in any of ten investment options, as follows:

     o Stable Value Fund - The fund invests in assets whose principal value remains stable regardless of stock and bond market fluctuations. The Savings Plan committee has selected the ABN AMRO Income Plus Fund as the investment vehicle for this fund.

     o Intermediate Bond Fund - The fund invests in fixed-income securities including corporate bonds, U.S. government securities, mortgage-related securities, and money-market instruments. The Savings Plan committee has selected the PIMCO Total Return Institutional Fund as the investment vehicle for this fund.

     o Mixed Investment Fund - The fund may invest a large portion of its assets in common stock and convertible securities. Prospective dividends and earnings are major considerations in these purchases. The Savings Plan committee has selected the ABN AMRO Balanced Class N Fund as the investment vehicle for this fund.

     o Stock Index Fund - The fund attempts to replicate the aggregate return and risk of the Standard & Poor's 500 index. The fund will purchase all, or a representative sample of all the stocks held in the S&P 500 index. The Savings Plan committee has selected the ABN AMRO S&P 500 Index Fund as the investment vehicle for this fund.

     o Large Cap Growth Stock Fund - The fund seeks capital appreciation by investing primarily in securities that are expected to grow at an above- average rate. The Savings Plan committee has selected the ABN AMRO Growth Class N Fund as the investment vehicles for this fund.

     o Large Cap Value Stock Fund - The fund seeks capital by investing in large companies that are currently considered undervalued or demonstrate growth in earnings and revenue. The Savings Plan Committee has selected the Van Kampen Growth and Income Fund as the investment vehicle for this fund.

     o Small Cap Growth Stock Fund - The fund invests primarily in common stocks and favors securities of companies expected to benefit from special favors or trends. The Savings Plan committee has selected the ABN AMRO/Veredus Aggressive Growth Fund as the investment vehicle for this fund.

     o Small Cap Value Stock Fund - The fund seeks capital growth by investing in small-sized companies that are currently considered undervalued or demonstrate growth in earnings and revenue. The Savings Plan committee has selected the Royce Low Priced Stock Fund as the investment vehicle for this fund.

     o International Stock Fund - The fund invests primarily in stocks and debt securities of companies and governments outside the United

          States. The Savings Plan committee has selected the Julius Baer International Equity Fund as the investment vehicle for this fund.

     o Frozen Food Express Industries, Inc. Unitized Stock Fund - Funds that are invested in the common stock of FFEX and a very modest amount of cash and cash equivalents.

     Administration - The Savings Plan is administered by a committee appointed by the Board of Directors of FFEX. Administrative expenses not paid by FFEX are paid by the Savings Plan.

     Termination of the Plan - While no Employer has not expressed any intent to discontinue its contributions, Employers are free to discontinue contributions and FFEX may terminate the Savings Plan at any time. If terminated, net assets of the Savings Plan would be distributed to Participants and beneficiaries as prescribed by the terms of the Savings Plan, in accordance with ERISA. Upon termination of the Savings Plan, Participants' accounts become 100% vested.

     Tax status - The United States Treasury Department has advised that the Savings Plan constitutes a qualified trust under Section 401(a) of the Internal Revenue Code (the "Code") and is therefore exempt from federal income tax under provisions of Section 501(a) of the Code. The plan has been amended since receiving the determination letter to conform with recent changes in the tax code. The plan administrator and the plan's tax counsel believe that the plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Participant contributions, Employer contributions, and earnings from the Savings Plan are not includable in the Participant's taxable income until such amounts are distributed to the Participant or to the Participant's beneficiary.

     Forfeited accounts - At December 31, 2003, forfeited nonvested accounts totaled $42,391. These accounts will be used to reduce Employer expenses. During 2003, Employer contributions were reduced by $24,721 from forfeited nonvested accounts.

2.   Summary of significant accounting policies
     ------------------------------------------

     Basis of accounting - The financial statements of the Savings Plan are under the accrual method of accounting.

     Accounting estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Savings Plan committee to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual outcomes may vary from these estimates.

     Valuation of investments - Investments are valued based on the quoted market price on the last day of the year. The change in the difference between current market value and cost of the investment is reflected in the statement of changes in net assets available for plan benefits by investment fund as net unrealized appreciation or depreciation in market value of investments.

3.   The following presents net assets of investments at December 31, 2003 and
     -------------------------------------------------------------------------
     2002:
     -----

                                                         2003           2002
                                                     ------------   ------------

Frozen Food Express Industries, Inc. Unitized
    Stock Fund, 1,782,014 shares                     $20,066,918
ABN AMRO Income Plus Fund,
    247,511 shares                                     1,467,784
PIMCO Total Return Institutional Fund,
    147,519 and 113,406 shares, respectively           1,449,494    $ 1,152,218
ABN AMRO Balanced Class N Fund, 152,386 shares         1,507,990
ABN AMRO S&P 500 Index Fund,
     196,075 shares                                      799,912
ABN AMRO Growth Class N Fund, 47,848 shares              910,520
Van Kampen Growth & Income Fund,
     56,896 shares                                       894,899
Julius Baer International Equity Fund,
     25,919 shares                                       481,738
ABN AMRO/Veredus Aggressive Growth Fund,
     57,052 shares                                       810,623
Royce Low Price Stock Fund,
     27,323 shares                                       297,687
Frozen Food Express Industries, Inc. Common
     Stock, 3,794,603 shares                                          8,690,769
Scudder International Equity Fund,
     14,090 shares                                                      213,859
Baron Asset Fund, 11,780 shares                                         390,337
Dreyfus Appreciation Fund, 18,615 shares                                551,187
Schwab S&P 500 Index Fund, 45,462 shares                                590,422
MFS Massachusetts Investment Trust Fund-
     Class A, 64,448 shares                                             778,211
Janus Balanced Fund, 76,987 shares                                    1,303,684
Invesco Technology II, 2,847 shares                                      48,932
Managers Special Equity Fund, 2,945 shares                              162,090
Schwab Institutional Advantage Money Fund,
     956,484 shares                                                     956,484
                                                     ------------   ------------
                                                     $28,687,565    $14,838,193
                                                     ============   ============

* Nonparticipant-directed shares at December 31, 2003 and 2002 respectively were 1,233,046 and 1,783,689 with net asset value of $8,187,425 and $4,632,242.

During 2003, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value by $13,849,372 as follows:

                                   Mutual Funds       $11,566,636
                                   Common Stock         2,282,736
                                                      ------------
                                                      $13,849,372
                                                      ============

4.   Income Tax Status
     -----------------

     The Savings Plan obtained its latest determination letter on August 29, 1996, in which the Internal Revenue Service stated that the plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Savings Plan has been amended since receiving the determination letter. However, the Savings Plan administrator and the tax counsel believe that the Savings Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been reflected in the Savings Plan's financial statements.

5.   Plan Amendment
     --------------

     During the year, the plan was amended to conform with certain changes in the tax code as a result of the Economic Growth and Tax Relief Reconciliation Act of 2001. Changes to the plan included catch-up provisions, new vesting schedule, increases in salary deferral limits and other related items.

6.   Divestiture
     -----------

     In May 2002, approximately $690,000 was transferred to the Savings Plan of one of the Sponsor's former subsidiaries and is reflected on the Statement of Changes in Net Assets.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------


The Administrative Committee of the
  Frozen Food Express Industries, Inc. 401(k) Savings Plan;


We have audited the accompanying statements of net assets available for plan benefits of the Frozen Food Express Industries, Inc. 401(k) Savings Plan (the "Plan") as of December 31, 2003 and 2002, and the related statements of changes in net assets available for plan benefits for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our 2002 audit in accordance with generally accepted accounting standards in the United States. We conducted our 2003 audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31,2003 and 2002, and the changes in net assets available for plan benefits in each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules on pages 19, 20, and 21 are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules on pages 19, 20 and 21 have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the foregoing basic financial statements taken as a whole.


/s/ Waters, Wright & Associates, LLP
------------------------------------
Mansfield, Texas
June 25, 2004

                             SUPPLEMENTAL SCHEDULES

                      FROZEN FOOD EXPRESS INDUSTRIES, INC.
                               401(k) SAVINGS PLAN
                                    PLAN 001
                                 EIN 75-1031831

                     SCHEDULE H, LINE 4i-SCHEDULE OF ASSETS
                              (HELD AT END OF YEAR)

                                December 31, 2003


          (a)                         (b)                (c)           (d)
                                 Description of                      Current
   Identity of Issue               Investment           Cost          Value
------------------------     ---------------------  ------------   ------------
         Cash                United States Dollars  $    13,162    $    13,162

*  Frozen Food Express
    Industries, Inc.
     Unitized Stock Fund       1,782,014 shares      10,317,874     22,613,208

   ABN AMRO Income
    Plus Fund                    247,511 shares       1,312,467      1,354,815

   PIMCO Total Return
    Institutional Fund           147,519 shares       1,582,130      1,579,928

   ABN AMRO Balanced
    Class N Fund                 152,386 shares       1,562,228      1,731,104

   ABN AMRO S&P 500
    Index Fund                   196,075 shares         726,099        879,590

   ABN AMRO Growth
    Class N Fund                  47,848 shares         900,154      1,051,210

   VAN Kampen Growth
    And Income Fund               56,896 shares         859,352      1,026,411

   ABN AMRO/Veredus
    Aggressive Growth Fund        57,052 shares         689,508        887,731

   Royce Low Priced
    Stock Fund                    27,323 shares         314,892        381,971

   Julius Baer
    International Equity
    Fund                          25,919 shares         443,537        535,480
                                                    ------------   ------------
                                                    $18,721,403    $32,054,610
                                                    ============   ============

   Participants' notes  Interest bearing notes at
    receivable            5.00%-5.75%                   N/A        $ 1,489,667


*  Party-in-interest to the plan.

                      FROZEN FOOD EXPRESS INDUSTRIES, INC.
                               401(k) SAVINGS PLAN
                                    PLAN 001
                                 EIN 75-1031831

                     SCHEDULE H, LINE 4i-SCHEDULE OF ASSETS
                     (ACQUIRED AND DISPOSED OF WITHIN YEAR)

                                December 31, 2003


          (a)                         (b)                (c)           (d)
                                 Description of
   Identity of Issue               Investment           Cost         Proceeds
------------------------     ---------------------  ------------   ------------

Frozen Food
Express
Industries, Inc.
Common Stock                    *  2,173 Shares     $     7,891    $     5,592

Frozen Food
Express
Industries, Inc.
Unitized Stock Fund             *588,941 shares     $ 3,096,625    $ 5,243,622

* These are total shares sold within the plan year, not necessarily just those shares acquired and disposed within the plan year.

     All other investment assets that were both acquired and disposed of during the plan year were interests issued by a company register ed under the Investment Company Act of 1940. Therefore, these transactions are excluded from this schedule in accordance with the Specific Instructions for Form 5500.

                      FROZEN FOOD EXPRESS INDUSTRIES, INC.
                               401(k) SAVINGS PLAN
                                    PLAN 001
                                 EIN 75-1031831

             SCHEDULE H, LINE 4j-SCHEDULE OF REPORTABLE TRANSACTIONS


                                December 31, 2003


                                            Purchases
                                ---------------------------------
      (a)             (b)                     (g)          (h)
 Identity of                    Shares/                   Market      Net Gain
Party Involved   Description    Units        Cost         Value       or (Loss)
--------------   -----------    -------      ----        --------    ----------

Frozen Food
Express
Industries,
Inc. *      Unitized Stock     2,370,954  $13,414,499  $30,086,677  $16,672,178

ABN AMRO    Stable Value         380,889    2,025,673    2,084,893       59,220

ABN AMRO    Intermediate Bond    210,269    2,257,603    2,251,986       (5,617)

ABN AMRO    Balanced             193,716    1,984,997    2,200,618      215,621

ABN AMRO    Stock Index          247,615      916,239    1,110,801      194,562

ABN AMRO    Large-cap Growth      68,032    1,278,142    1,494,663      216,521

Van Kampen  Large-cap Value       71,059    1,071,702    1,281,898      210,196

ABN AMRO    Small-cap Growth      88,050    1,054,456    1,370,056      315,600

Royce       Small-cap Value       35,749      408,834      499,768       90,934

Julius Baer International Stock   32,378      550,877      668,932      118,055

* Party in interest to the Plan